SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                Date of report (date of earliest event reported):
                                   May 7, 2002


                       Daisytek International Corporation
               (Exact Name of Registrant as Specified in Charter)


 Delaware                           0-25400                  75-2421746
-----------                         ---------               -----------
(State or other                    (Commission              (I.R.S. Employer
jurisdiction of                    File Number)             Identification No.)
incorporation)

                    1025 Central Expressway South, Suite 200
                               Allen, Texas 75013
          (Address of Principal Executive Offices, including zip code)


                                 (972) 881-4700
              (Registrant's Telephone Number, including area code)

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.    OTHER EVENTS

                               On May 7, 2002, Daisytek International
                     Corporation issued a press release filed herewith as
                     Exhibit 99.1, regarding earnings for the quarter and year ended March 31, 2002.

ITEM 7.              FINANCIAL STATEMENTS AND EXHIBITS

                    (a)  Financial statements of business acquired

                    Not  applicable

                    (b)  Pro forma financial information

                    Not  applicable

                    (c)  Exhibits

                    99.1 Press Release dated May 7, 2002.

                                    SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               DAISYTEK INTERNATIONAL CORPORATION


                               By:   /s/    RALPH MITCHELL
                                  --------------------------------------
                                            Ralph Mitchell
                                            Chief Financial Officer,
                                            Executive Vice President - Finance

Dated:  May 7, 2002




                               Index to Exhibits


           Exhibit
           Number              Description


           99.1                Press Release dated May 7, 2002.

         Daisytek Q4 Earnings Up Over 20%; Revenue Growth of 23%; Fourth
          Quarter Performance has Company on Track for Continued Growth


   ALLEN, Texas--May 7, 2002--Daisytek International Corporation (Nasdaq: DZTK) today announced fourth quarter net income from continuing operations of $5.2 million and diluted earnings per share of $0.27, excluding special charges. Net income, as adjusted, represents a 23% increase over the prior year adjusted net income of $4.2 million. Current quarter diluted earnings per share of $0.27 (on
19.2 million shares) compares to prior year diluted earnings per share of $0.28 (on 15.1 million shares). Revenues for the quarter increased 23% to $324.0 million compared to last year's quarterly revenues of $264.1 million. For the fiscal year ended March 31, 2002, net income from continuing operations was $17.8 million (excluding special charges), a 13% increase over $15.8 million for the prior year, and revenues were $1.2 billion, an 18% increase over $1.0 billion in the prior year. Diluted earnings per share for the fiscal year ended March 31, 2002 were $1.03 compared to $0.98 for the prior year.
   After accounting for special charges, fourth quarter net income from continuing operations was $3.9 million, a 29% increase over the same quarter last year of $3.0 million. Diluted earnings per share from continuing operations were $0.20 in both quarters, using share counts above.
   Daisytek considers its adjusted presentation of earnings, which excludes nonrecurring charges and discontinued operations, to be the most relevant benchmark of the company's operating performance. The information in this release relates to Daisytek's adjusted financial data, unless otherwise noted.
   "Daisytek has again delivered earnings and revenue to meet expectations despite the uncertain global economic climate. In addition, we have announced an intention to offer to acquire full control of ISA International plc in Europe. We continue to move forward with operational plans in the areas of information technology improvements, distribution efficiencies and cost-saving back-office consolidations, which all support our strategic growth initiatives and will further lower costs in the supply chain," said Jim Powell, president and CEO of Daisytek.

   Achievements for this past full fiscal year include:

    --  Consolidated revenue growth of 18%.

    --  Overall U.S. revenue growth of 23%.

    --  International revenue growth of 21%, in local currencies.

    -- Earnings growth of 13%, before nonrecurring charges and discontinued operations.

    -- Re-acquired control of the Memphis distribution Superhub and Daisytek IT infrastructure.

    -- Announced plans to establish five new regional distribution center hubs and eliminate unnecessary subsidiary costs The first two sites have been selected.

    -- Created a strategic alliance with ECI2 to offer technology tools to help office products resellers.

    -- Invested in ISA International plc, a $510 million European computer supplies wholesaler, which owns a 47% interest in Kingfield-Heath, itself a $290 million office products wholesaler.

    --  Finalized a new shipping agreement with FedEx.

    -- Acquired General Stationery Supplies in Australia and opened the first integrated office products and computer supplies warehouse operation in Sydney.

    -- Acquired Digital Storage Inc., with operations in the United States and Canada.

    --  Expanded Canadian operations into the Quebec market.

    --  Completed a $17.7 million placement of common stock.

    -- Acquired the exclusive right to distribute OpenSupply, software that monitors toner and ink usage and can automatically order replenishment serviced by Daisytek on behalf of any reseller.

    -- Named to the Forbes Platinum 400 and Bloomberg 100 corporate lists for 2001.

   In the fourth quarter, revenue growth for the U.S. division was 34% compared to the prior year's quarter, including the acquisition of Digital Storage. Excluding the Digital Storage acquisition, domestic revenue growth for the quarter was 13%. Daisytek's initiative to drive sales through the consumer-convenient channel - which includes grocery, drug, online and other resellers - continues to produce excellent results, with fourth quarter revenues up approximately 58% over the prior year. In addition, the company's plan to expand its existing offering of office products is on track for a full launch in early fall.
   International revenues grew approximately 13% in U.S. dollars (15% in local currencies). Daisytek's divisions in Australia, Canada and Mexico, which represent nearly 90% of the company's international business, delivered strong results, each experiencing growth higher than their relative market growth. In Canada, the company recently expanded into the Quebec market with the opening of a new sales office. In Australia, the company now operates in Sydney, Perth and Brisbane.
   The increase in international revenues was affected by economic issues in Argentina, which represents less than 3% of the company's total consolidated revenues. Argentina continues to experience significant economic and political challenges and further devaluation of the Argentinean peso has led to Daisytek recording a decrease in the U.S. dollar value of its net asset investment of $3.2 million at March 31, 2002 (recorded as a separate component of equity).
   Daisytek has made a proposed offer to acquire all of the ordinary shares of ISA International plc, a pan-European distributor of computer supplies, which indirectly owns 47% of Kingfield Heath Ltd., a U.K.-based wholesaler of office products. Daisytek's existing investment in ISA preference shares and in loans to ISA have previously been announced. Earlier today, Daisytek and ISA announced that the directors of ISA intend to unanimously recommend Daisytek's proposed offer for ISA, and 56.5% of shareholders have already irrevocably committed to accept the offer. ISA's current market capitalization at the cash offer price of
7.5 pence (approximately $0.11) per ordinary share is $6.4 million. According to ISA's public announcements, their revenues for calendar and fiscal year 2001 were approximately (pound)361 million (approximately $510 million), a 22% year-on-year growth.
   "Both ISA and Kingfield Heath have shown progress over the last six months, and despite short-term funding issues, we believe they represent excellent potential for future returns. Our investment, and proposed offer for 100% of ISA, is an important step in our vision to become the world's largest distributor of computer supplies, office products and accessories," said Powell.
   At The Tape Company, operating profit contribution increased significantly over the prior-year quarter despite a revenue decrease of 13%. "There continues to be progress from cost savings plans and marketing initiatives," said Powell.
   Overall gross margins were approximately 10.3%, consistent with the third quarter of the year. This quarter's SG&A was 7.1% of total revenue compared to 7.2% for the preceding quarter. Resulting EBIT (excluding certain charges) for the fourth quarter, as a percentage of net revenues, was an improved 3.2%, exceeding Daisytek's target of achieving 3.0% by the end of the fiscal year, and up from 3.1% in the third quarter and from 3.1% a year ago.
   EBIT over the last year has been affected by the following favorable factors:
(1) lower costs of operating the company's Memphis distribution facility versus outsourcing this activity; (2) adoption of SFAS 142, whereby the company no longer amortizes goodwill; and (3) commencement of the company's restructuring activities. These favorable impacts to EBIT margins were partially offset by (1) lower performance of The Tape Co., which has a relatively higher EBIT margin;
(2) the acquisition of Digital Storage, which has a relatively lower EBIT margin; and (3) since Sept. 11, a movement in product mix away from higher gross margin international opportunities. Going forward, the company will continue its focus on EBIT improvements.
   Net debt (total debt less cash) increased to approximately $112 million during the quarter. This increase was mainly attributable to ISA funding and increases in working capital, primarily from revenue growth during the quarter. Daisytek recently announced that it had signed a new three-year $200 million senior secured debt facility with Bank of America, N.A.
   The company is progressing its previously announced restructuring plans, including IT enhancements to support Daisytek's growing businesses, United States distribution improvements through consolidation of subsidiary computer and office supplies warehouses into five new regional facilities (plus the Memphis facility), and centralization of certain U.S. back-office resources into a shared services organization. The first two regional distribution sites were announced with opening plans for late summer near Bakersfield, Calif., and fall near Albany, N.Y. In addition, certain administrative functions were consolidated into the Texas headquarters during the quarter.
   "This restructuring plan will support our goal to be THE low-cost national provider in our industry. We expect great results from the project, including gains in market share and further improvements in our operating margins," Powell said. The company, in the March 31, 2002 quarter, recorded after-tax restructuring charges of $1.3 million, including $1.0 million related to warehouse and distribution initiatives and $0.3 million related to back-office improvements. "We expect the projects will take about 12 to 15 months to complete, with a further $6 million to $8 million of such charges, before taxes," said Powell. "We are targeting improvements in profitability of approximately $5 million in fiscal year 2004 and $7 million in fiscal year 2005 due to these restructuring moves. We are also building a very leveragable fixed cost structure, catering to future growth needs."
   The company is providing updated guidance to the market to help facilitate a better understanding of Daisytek's short-term outlook. These estimates are the company's current targets, and are not predictions of actual performance. The company's actual performance may differ from its projections; therefore, the forward-looking information set forth below must be read in conjunction with the business risks listed below as well as with those highlighted in Daisytek's 10-K for the fiscal year ended March 31, 2001. In addition, in accordance with the requirements of the U.K. Code on Takeovers and Mergers, any statement on future performance should not be interpreted to mean that earnings per share will necessarily be greater or lower than those for the relevant preceding financial period.
   Ralph Mitchell, executive vice president and CFO, said, "Before accounting for the consolidation of ISA, we expect total corporate revenue growth for the fiscal year ending March 31, 2003, to be 10% - 15%, in the range of $1.3 billion to $1.4 billion. We see U.S. revenue growth for the full year achieving the target of 10% to 15%. We continue to target international revenue growth at a rate to achieve the goal of 15% to 20%, although currency issues, mainly in Argentina, will challenge this. Due to our control over ISA, even if the offer is not successful, we will commence consolidating ISA's results in Q1 of our fiscal 2003 year, which will substantially impact revenue and earnings in that quarter and beyond. ISA's announced revenue for calendar FY01 was (pound)361 million (approximately $510 million). We expect this to grow at the market rate of 10% to 15%, at least. Given this, Daisytek's combined revenue for Fiscal 2003 is projected to be $1.8 to $1.9 billion."
   Mitchell continued, "However, we do expect earnings dilution from the consolidation and funding of ISA (and its 47% investment in Kingfield Heath), especially in the first two quarters of our FY03, due to the seasonality of the European businesses and the ongoing operational improvement initiatives in ISA's continental operations. We are targeting breakeven with funding costs in our third and fourth quarters or possibly a small accretion, after funding costs, during these quarters. By next fiscal year, ending March 2004, we expect ISA to be significantly net accretive, rather than dilutive, for the full fiscal year. Once the offer period for the acquisition of ISA is complete, which we expect to occur in the next two to three months, we will be able to provide more specific guidance on earnings targets."
   "In addition, we believe that performance in Argentina will cause a small decline in first-quarter earnings, overall debt costs have risen and there will be certain redundant operating costs in the U.S. for each quarter of our distribution center reorganization and shared-services restructuring. These redundant operating costs are in addition to the separately identifiable, nonrecurring charges," Mitchell concluded.
   "FY02 was a year of significant change for Daisytek and FY03 will be no different. While being very committed to deliver on our short-term performance goals, we believe this next year will establish us as the world's leading distributor of computer supplies, office products and accessories. In North America we intend to establish the most cost-effective national supplies distribution model in the industry. Internationally, should our offer for ISA be successful, we will add a major European presence which we believe has significant upside potential. Ultimately, we hope that our focus on supply-chain efficiencies and fanatic cost management, coupled with our strategies for the long term, will create significant shareholder value," said Powell.

   To reiterate, Daisytek's strategies for future growth are based on the following:

    --  Capitalizing on the strong growth in computer supplies;

    -- Expanding the supplies offering to include a full line of office products;

    -- Investing in the development of emerging, higher growth customer channels such as drug and grocery chains and the Web-based divisions of major corporate resellers;

    -- Developing new client services, such as the customer care and demand generation services of the fee-based VirtualDemand division;

    -- Expanding products and services described above into new and existing international markets; and

    -- Pursuing financially attractive acquisitions that support these strategies.

   Items excluded from the unaudited, adjusted historical financial presentation for the periods ended March 31, 2002 and 2001, are summarized below (in thousands):

                    Quarter Ended March 31,     Year Ended March 31,
                   ----------------------      ----------------------
                      2002      2001              2002       2001
                   ----------------------      ----------------------

GAAP net income      $3,877     $3,119           $10,853     $11,426
Reconciling
 items, net of tax:
Restructuring
 charges              1,300         --             3,185          --
Reacquisition
 of Memphis hub          --         --             2,725          --
PFSweb operations,
 spin-off costs and
 other nonrecurring
 charges                 --      1,194                --       4,780
Discontinued
 operations (BSD)        --       (113)            1,085        (389)
Adjusted net income  $5,177     $4,200           $17,848     $15,817


   Daisytek will hold a conference call today at 9 a.m. Central. Please dial in by 8:50 a.m. to 801/303-7410 and ask to be placed on the Daisytek earnings conference call. Two hours after the call, a recorded playback can be heard for 14 days at 402/220-1490. The access code for the playback is 1460. Check www.Daisytek.com for more details on the call, playback and webcast. NOTE: If you encounter telecommunications difficulties during the call, please redial the call-in number immediately.

   About Daisytek

   Daisytek is a leading wholesale distributor of computer and office supplies and professional tape products, in addition to providing marketing and demand generation services. Daisytek sells its products and services in the United States, Canada, Australia, Mexico and South America. Daisytek distributes more than 20,000 nationally known, name-brand computer and office supplies products and over 2,800 professional tape products from numerous manufacturers. Daisytek is headquartered in Allen, Texas. This news release and more information about Daisytek are available at www.daisytek.com. The company's annual report is at www.dztkannualreport.com. These Web sites are not part of this release. Daisytek is a registered trademark of Daisytek, Incorporated. All rights reserved.
   The matters discussed in this news release contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts, but rather reflect our current expectations concerning future results and events. Forward-looking statements relating to such matters as our financial condition and operations, including forecasted information, are based on our management's current intent, belief or expectations regarding our industry or us. These forward-looking statements including forecasts are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. In addition, some forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.
   Certain factors, including but not limited to, general economic conditions, industry trends, the loss of key suppliers or customers, the loss or material decline in service of strategic product shipping relationships, customer demand, product availability, competition (including pricing and availability), risks inherent in acquiring, integrating and operating new businesses and investments, concentrations of credit risk, distribution efficiencies, capacity constraints, technological difficulties, exchange rate fluctuations, currency devaluations and the regulatory and trade environment (both domestic and foreign) could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. There may be additional risks that we do not currently view as material or that are not presently known.
   Other factors that could affect Daisytek are set forth in Daisytek's 10-K for the fiscal year ended March 31, 2001.

   Daisytek International Corporation and Subsidiaries, Excluding
Restructuring and Nonrecurring Charges and Results of Operations for PFSweb, Inc. and Discontinued Operations Unaudited Adjusted
Consolidated Statements of Operations.

   The following is an unaudited adjusted historical financial presentation of the results of operations of Daisytek International excluding restructuring and nonrecurring charges, the results of operations of PFSweb, Inc., and the income
(loss) from operations of a discontinued subsidiary. First quarter 2002 adjusted historical financial results exclude a nonrecurring charge of $4.4 million related to Daisytek's May 2001 acquisition of distribution assets in its Memphis Superhub facility from PFSweb and the termination of certain transaction management service agreements between Daisytek and PFSweb shown as nonrecurring costs in the GAAP financial statements. Restructuring charges of $2.9 million and $2.1 million, respectively, are excluded from third quarter and fourth quarter adjusted historical financial results. Daisytek completed the spin-off of its subsidiary PFSweb during July 2000. The fiscal year 2001 financial presentation excludes the results of operations of PFSweb and nonrecurring charges including activities related to the spin-off of PFSweb and certain other charges.
   Daisytek based the following unaudited adjusted historical financial data on available information and certain estimates and assumptions. Daisytek believes that such assumptions provide a reasonable basis for presenting the results of Daisytek International on a stand-alone basis. This unaudited adjusted financial information does not reflect what our results of operations may be in the future.

    Daisytek International Corporation and Subsidiaries, Excluding Restructuring and Nonrecurring Charges and Results of Operations for
      PFSweb, Inc. and Discontinued Operations Unaudited Adjusted
                 Consolidated Statements of Operations

    (In Thousands, Except Per Share Data)

                                   Fiscal Year 2002

                June 30,    Sept 30,    Dec 31,   March 31,       FY
                  2001        2001        2001       2002       Total
                ---------  ---------- ----------  -------------------
Net sales      $272,952    $278,769   $309,338    $323,971  $1,185,030
Cost of sales   241,504     249,148    277,500     290,487   1,058,639
                -------     -------  ----------  ----------  ---------
Gross profit     31,448      29,621     31,838      33,484     126,391
Selling, general
 and
 administrative
 expenses        22,649      22,742     22,176      23,143      90,710
                 ------      ------  ---------   ---------  ----------
Income from
 operations       8,799       6,879      9,662      10,341      35,681
Interest expense  1,554       1,786      1,850       2,031       7,221
                  -----       -----  ---------   ---------  ----------
Income before
 income taxes     7,245       5,093      7,812       8,310      28,460
Provision for
 income taxes     2,784       1,884      2,811       3,133      10,612
                  -----   ---------- ---------   ---------  ----------
Net income       $4,461      $3,209     $5,001      $5,177     $17,848

Net income per common share:
Basic             $0.30       $0.21      $0.31       $0.29       $1.12
Diluted           $0.28       $0.19      $0.29       $0.27       $1.03


                                 Fiscal Year 2001
                     -----------------------------------------
                June 30,    Sept  30,   Dec  31,   March 31,     FY
                 2000          2000       2000        2001      Total
               --------    ---------  ----------  ----------  --------
Net sales      $246,178    $242,305   $251,034    $264,066  $1,003,583
Cost of
 sales          218,319     214,058    222,662     232,765     887,804
                -------     -------   --------   ---------  ----------
Gross profit     27,859      28,247     28,372      31,301     115,779
Selling,
 general and
 administrative
 expenses        20,993      20,615     21,215      23,237      86,060
                 ------      ------   --------   ---------  ----------
Income from
 operations       6,866       7,632      7,157       8,064      29,719
Interest
 expense            839         940      1,050       1,344       4,173
                    ---         ---   --------   ---------  ----------
Income before
 income taxes     6,027       6,692      6,107       6,720      25,546
Provision for
 income taxes     2,320       2,534      2,355       2,520       9,729
                  -----       -----   --------   ---------  ----------
Net income       $3,707      $4,158     $3,752      $4,200     $15,817
                  =====       =====   ========   =========  ==========

Net income per common share:
Basic             $0.21       $0.25      $0.25       $0.29       $0.99
Diluted           $0.21       $0.25      $0.25       $0.28       $0.98



Daisytek International Corporation and Subsidiaries

Unaudited Adjusted Consolidated Balance Sheet Data, Excluding
Discontinued Operations

(In Thousands)

                            March 31,           March 31,
                              2002                 2001
                            --------            ---------

Total assets, including
 net interest in BSD
 at March 31, 2001        $  414,390          $   315,364

Working capital
 from continuing
 operations, excluding
 debt and cash            $  206,264          $   175,542
Total net debt,
 excluding cash           $  111,640          $    76,072
Shareholders' equity      $  196,020          $   159,102


Daisytek International Corporation and Subsidiaries Unaudited
Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

   The following presentation of Daisytek International Corporation is based on generally accepted accounting principles

                                Three Months Ended   Fiscal Year Ended
                                     March 31,           March 31,
                           -------------------------------------------
                             2002       2001       2002         2001
                           ---------  --------  ---------    ---------
Net revenues                $323,971  $264,066 $1,185,030   $1,012,130
Cost of revenues             290,487   232,765  1,059,539      894,766
                           ---------- --------- ----------   ---------
 Gross profit                 33,484    31,301    125,491      117,364

Selling, general
 and administrative
 expenses                     23,143    23,237     90,710       88,193
Restructuring and
 nonrecurring costs            2,087     1,909      8,556        6,940
                           ----------- --------- ----------  ---------
Income from
 continuing operations         8,254     6,155     26,225       22,231

Interest expense, net          2,031     1,344      7,221        3,857
                           ---------- --------- ----------  ----------
Income from continuing
 operations before
 income taxes                  6,223     4,811     19,004       18,374

Provision for
 income taxes                  2,346     1,805      7,066        7,384
                           ---------- --------- ----------  ----------
Income from continuing
 operations before
 minority interest             3,877     3,006     11,938       10,990

Minority interest                 --        --         --           47
                           ---------- --------- ----------  ----------
Income from
 continuing operations         3,877     3,006     11,938       11,037

Discontinued operations

Income (loss) from
 operations of
 discontinued subsidiary,
 net of tax                       --       113     (1,085)         389
                           ---------- --------- ----------  ----------
Net income                    $3,877    $3,119    $10,853      $11,426
                           ========== ========= ==========  ==========

Net income per common share:
Basic
Income from
 continuing
 operations                    $0.22     $0.21     $ 0.75        $0.69
Income (loss)
 from operations
 of discontinued
 subsidiary, net of tax          --        --       (0.07)        0.03

   Net income                  $0.22     $0.21     $ 0.68        $0.72
                               ======    ======     ======      ======
Diluted
Income from
 continuing
 operations                    $0.20     $0.20     $ 0.69        $0.69
Income (loss)
 from operations
 of discontinued
 subsidiary, net
 of tax                           --      0.01      (0.07)        0.02
                              ------     ------     ------     -------
   Net income                  $0.20     $0.21      $0.62        $0.71
                              =======    ======    ========   ========

Weighted-average common and common share equivalents outstanding:

Basic                         17,748    14,525     15,963       15,904
Diluted                       19,177    15,050     17,396       16,108